Exhibit 99.1

Francisco Partners Completes Acquisition of Sumo Logic

REDWOOD CITY, Calif., May 12, 2023 – Sumo Logic, the SaaS analytics platform to enable reliable and secure cloud-native applications, today announced that Francisco Partners, a leading global investment firm that specializes in partnering with technology businesses, has completed its acquisition of the company.

Pursuant to the terms of the definitive agreement announced on February 9, 2023, Francisco Partners has acquired all outstanding shares of Sumo Logic common stock for $12.05 per share in cash, valuing the company at an aggregate equity valuation of approximately $1.7 billion. As a result of the completion of the transaction, Sumo Logic’s common stock has ceased trading and is no longer listed on the NASDAQ stock exchange.

Advisors

Morgan Stanley & Co. LLC served as sole financial advisor to Sumo Logic, and Wilson Sonsini Goodrich & Rosati, Professional Corporation served as legal counsel. RBC Capital Markets served as sole financial advisor to Francisco Partners, and Kirkland & Ellis LLP served as legal counsel.

About Sumo Logic

Sumo Logic, Inc. empowers the people who power modern, digital business. Through its SaaS analytics platform, Sumo Logic enables customers to deliver reliable and secure cloud-native applications. The Sumo Logic Continuous Intelligence Platform™ helps practitioners and developers ensure application reliability, secure and protect against modern security threats, and gain insights into their cloud infrastructures. Customers around the world rely on Sumo Logic to get powerful real-time analytics and insights across observability and security solutions for their cloud-native applications. For more information, visit www.sumologic.com.

About Francisco Partners

Francisco Partners is a leading global investment firm that specializes in partnering with technology businesses. Since its launch over 20 years ago, Francisco Partners has invested in over 400 technology companies, making it one of the most active and longstanding investors in the technology industry. With approximately $45 billion in capital raised to date, the firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit www.franciscopartners.com.

Media Contacts:

Sumo Logic

Carmen Harris
Sumo Logic
charris@sumologic.com
(650) 414-1584

Scott Bisang / Dan Moore / Clayton Erwin
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Francisco Partners

Whit Clay / Sarah Braunstein
wclay@sloanepr.com / sbraunstein@sloanepr.com